                                                                   Exhibit(a)(2)

Bankers Trust New York Corporation                    Credit Suisse First Boston
One Bankers Trust Plaza                                        11 Madison Avenue
130 Liberty Street                                     New York, New York  10010
New York, New York 10006



                                                               February 10, 1998



Sombrero Acquisition Corp.
c/o Apollo Management, L.P.
1301 Avenue of the Americas
New York, New York  10036

Attention:  Mr. Josh Harris

re:  MTL Recapitalization/Refinancing
     Bridge Loan Commitment Letter


Ladies and Gentlemen:

     You have advised Bankers Trust New York Corporation ("BTNY") and Credit Suisse First Boston ("CSFB" and, together with BTNY, each, an "Arranger" and, collectively, the "Arrangers") that Sombrero Acquisition Corp. ("Acquisition Corp."), a Florida corporation formed by Apollo Management, L.P. and its affiliates (collectively, "Apollo") and one or more other investors acceptable to BTNY and CSFB (together with Apollo, the "Equity Investors"), intends to consummate a recapitalization (such transaction, together with the MTL Merger referred to below, the "Recapitalization") of MTL, Inc. ("MTL"), as a result of which (x) the Equity Investors would own approximately 90% of the issued and outstanding shares of common stock of MTL and (y) the Holdover Shareholders (as defined below) would own approximately 10% of the issued and outstanding shares of common stock of MTL. As part of the Recapitalization, (i) certain existing shareholders of MTL (the "Holdover Shareholders") would retain equity capital in MTL with a value of approximately $8.0 million (the "Equity Retention") and (ii) cash in an aggregate amount of approximately $187.2 million will be distributed to the existing shareholders of MTL (other than in respect of equity being retained pursuant to the Equity Retention and net of exercise of options). We understand that the Recapitalization shall be effected by means of a merger of Acquisition Corp. with and into MTL, with MTL as the surviving corporation of such merger (the "MTL Merger"). We further understand that in connection with the Recapitalization, certain existing indebtedness of MTL and its subsidiaries in an aggregate principal amount not to exceed $65.0 million, consisting of existing capitalized lease obligations, purchase money indebtedness, MTL's existing senior credit facilities and certain subordinated indebtedness, will be refinanced (the "Refinancing").

     We understand that the sources of funds needed to effect the Recapitalization and the Refinancing, to pay all fees and expenses incurred in connection therewith and to provide for the ongoing working capital needs and general corporate requirements of MTL and its subsidiaries shall be provided solely through (i) at least $60.0 million from the issuance by Acquisition Corp. of common stock (the "Equity Financing") to the Equity Investors, (ii) at least $8.0 million provided by the Holdover Shareholders pursuant to the Equity Retention, (iii) the issuance by MTL of senior unsecured subordinated notes (the "Senior Subordinated Notes") which shall generate at least $140.0 million of gross cash proceeds (or, in the event the Senior Subordinated Notes are not issued, the incurrence by MTL of a subordinated bridge loan in a principal amount equal to $60.0 million) and (iv) the incurrence by MTL of senior bank financing (the "Bank Financing") of up to $160.0 million (or, in the event the Senior Subordinated Notes are not issued, $240.0 million), consisting of a term loan facility in the amount of $60.0 million (or, in the event the Senior Subordinated Notes are not issued, $140.0 million) and a revolving credit facility in the amount of $100.0 million (the financing transactions described in preceding clauses (i), (ii), (iii) and (iv) are herein collectively referred to as the "Financing Transactions", with the Recapitalization, the Refinancing and the Financing Transactions being herein collectively called the "Transaction").

     We further understand that (i) you have engaged one or more investment banks to sell or place the Senior Subordinated Notes and (ii) you have received a bank commitment to provide the Bank Financing.

     You have requested that each of BTNY and CSFB commit to provide to MTL, on a several basis, (x) 50%, in the case of BTNY and (y) 50%, in the case of CSFB, of a senior subordinated loan (the "Bridge Loan") in the amount of up to $60.0 million pursuant to a bridge loan facility to be made available as described in
Section 1 hereof. The Bridge Loan, together with the proceeds of the Equity Financing and borrowings under the Bank Financing, are to be used (i) to finance the Recapitalization, (ii) to effect the Refinancing and (iii) to pay fees and expenses incurred in connection with the Transaction.

     Accordingly, subject to the terms and conditions set forth or incorporated in this letter, each of BTNY and CSFB agrees with you as follows:

     Section 1.  Senior Subordinated Bridge Loan.  Each of BTNY and CSFB
                 -------------------------------
(together with any other lender participating in the Bridge Loan pursuant to Section 8 below, the "Lenders") hereby commits, on a several basis and subject to the terms and conditions hereof and in the Summary Term Sheet attached hereto as Exhibit A (the "Term Sheet"), to provide to MTL pursuant to a single borrowing at the consummation of the Transaction (the "Closing Date") (x) 50%, in the case of BTNY and (y) 50%, in the case of CSFB, of a Bridge Loan in an aggregate principal amount of up to $60.0 million. The principal terms of the Bridge Loan are summarized in the Term Sheet.

     This letter is not meant to be, nor shall it be construed as, an attempt to define all of the terms and conditions of the transactions involved in this financing. Rather, it is intended only to outline certain basic points of business understanding around which the legal documentation is to be structured. Further negotiations within the general scope of these major terms shall not be precluded by the issuance of this letter and its acceptance by you.

     Unless the Arrangers' commitments hereunder shall have been terminated pursuant to Section 7, the Arrangers shall have the exclusive right to provide the Bridge Loan or any other bridge or interim financing required in connection with the Transaction.

     You hereby represent and covenant that, to the best of your knowledge (a) all information other than Projections (as defined below), which has been or is hereafter made available to the Arrangers by you, MTL or any of your or its representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "Information"), has been reviewed and analyzed by you in connection with the performance of your own due diligence and, when taken together, is, or in the case of Information made available after the date hereof will be, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements were or are made, not misleading and
(b) all financial projections concerning MTL and its subsidiaries (after giving effect to the Transaction) that have been or are hereafter made available to the Lenders by you, MTL or any of your or its representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "Projections") have been or, in the case of Projections made available after the date hereof, will be prepared in good faith based upon reasonable assumptions (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of MTL and that no assurance can be given that such Projections will be realized). You agree to supplement the Information and the Projections from time to time until the Closing Date so that the representation and warranty made in the preceding sentence is correct on the Closing Date. In arranging and syndicating the Bridge Loan, the Arrangers will be using and relying on the Information and the Projections without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until a definitive financing agreement is executed and thereafter the disclosure representations contained herein shall be superseded by those contained in such definitive financing agreement.

     Section 2.  Financing Documentation.  The making of the Bridge Loan will be
                 -----------------------
governed by definitive loan and related agreements and documentation (collectively, the "Financing Documentation") in form and substance reasonably satisfactory to the Lenders. The Financing Documentation shall be prepared by special counsel to the Arrangers. The Financing Documentation shall contain such covenants, terms and conditions as are consistent with this letter and the Term Sheet and such other customary covenants, terms, conditions, representations, warranties, events of default and remedies provisions as shall be satisfactory to the Lenders, MTL and you.

         Section 3.  Conditions.  The obligation of each of BTNY and CSFB under
                     ----------
Section 1 of this letter to provide the Bridge Loan is subject to fulfillment of conditions precedent typical in the context of an acquisition, including the following:

         (a)  Transaction. The structure and all terms of, and the documentation
              ------------
     for, each component of the Transaction shall be reasonably satisfactory to the Arrangers and the Lenders. The Agreement and Plan of Merger (the "Merger Agreement"), between MTL and Acquisition Corp., shall be in the form furnished to the Arrangers prior to the date of this letter (draft dated February 7, 1998), with such amendments, modifications and waivers thereto as shall be consented to by each Arranger. All conditions in the documentation governing the Transaction (including the accuracy of all representations and warranties in all material respects contained therein) shall have been satisfied to the reasonable satisfaction of the Arrangers and not waived, except with the consent of each Arranger. Each component of the Transaction shall have been consummated in accordance with the documentation therefor and all applicable law. After giving effect to the Transaction, the Borrower and its subsidiaries shall have no outstanding indebtedness or preferred stock other than pursuant to the Financing Transactions and certain indebtedness acceptable to the Arrangers existing on the Closing Date in an aggregate outstanding amount not to exceed a mutually agreed upon amount (the "Existing Indebtedness").

         (b)  No Adverse Change or Development, Etc. (i) Since December 31,
              --------------------------------------
     1996, there shall have been no material adverse change in the business, property, assets, operations, liabilities, condition (financial or otherwise) or prospects of MTL and its subsidiaries taken as a whole; (ii) trading in securities generally on the New York or American Stock Exchange shall not have been suspended and minimum or maximum prices shall not have been established on any such exchange; (iii) a banking moratorium shall not have been declared by New York or United States authorities; and (iv) there shall not have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States which, in each case, in the reasonable judgment of the Arrangers, makes it impracticable or inadvisable to proceed with the consummation of the Bridge Loan or that would materially affect the ability to sell or syndicate the Bridge Loan or place the Senior Subordinated Notes, in each case, on the terms contemplated hereby.

         (c)  Opinions, etc.  As of the Closing Date, the Arrangers shall have
              --------------
     received (i) legal opinions from counsel, in form and substance and covering matters, acceptable to the Arrangers and the Lenders and (ii) a solvency certificate from the chief financial officer of the Borrower in form and substance reasonably satisfactory to the Arrangers, with respect to the Borrower and its subsidiaries (on a consolidated basis) and the Borrower (on a stand-alone basis), in each case after giving effect to the consummation of the Transaction and the financing therefor.

         (d)  Take-Out Bank.  You shall have engaged BT Alex. Brown Incorporated
              -------------
     ("BTAB") and Credit Suisse First Boston Corporation ("CSFBC") (collectively, the "Take-Out Bank") to publicly sell or privately place debt securities (the "Take-Out Securities") of MTL, the proceeds of which will be used to finance the Recapitalization and the Refinancing or to refinance the Bridge Loan. Such engagement shall have been definitively documented on terms and conditions reasonably satisfactory to the Arrangers, such documentation shall be in full force and effect and the parties thereto shall be in compliance with all material agreements thereunder. In addition, MTL shall have prepared an offering memorandum (which offering memorandum shall contain audited, unaudited and pro forma financial statements meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, of MTL and its subsidiaries for the periods required of a registrant on Form S-1) relating to the issuance of the Take-Out Securities reasonably satisfactory to the Lenders, and shall covenant in the Financing Documentation that MTL will immediately after the Closing Date of the Bridge Loan commence the marketing of such Take-Out Securities pursuant to such offering memorandum.

         Section 4. Securities Demand. Upon request (a "Request") from the Take-
                    ------------------
Out Bank made at any time after the funding date of any Bridge Loan and prior to the Conversion Date (as defined in the Term Sheet), MTL shall take any and every reasonable action necessary or desirable, to the extent within MTL's power, so that the Take-Out Bank can, as soon as practicable after such Request, publicly sell or privately place Take-Out Securities (the "Initial Request Date"). The Financing Documentation will also provide that upon notice by the Take-Out Bank (a "Take-Out Securities Notice"), at any time and from time to time following the Initial Request Date, MTL will issue and sell Take-Out Securities upon such terms and conditions as specified in the Take-Out Securities Notice; provided, however, that for either a Request or Take-Out Securities Notice, (i) interest rates (whether floating or fixed) shall be determined by the Take-Out Bank in light of the then prevailing market conditions but in no event shall the interest rate on the Take-Out Securities exceed 14.0% per annum; (ii) the maturity of any Take-Out Securities shall not be earlier than one year after the final maturity date of the term loans under the Bank Financing; (iii) the Take-Out Securities will contain such terms, conditions and covenants as are customary for similar financings and as are satisfactory in all respects to the Take-Out Bank and MTL; and (iv) all other arrangements with respect to the Take-Out Securities shall be reasonably satisfactory in all respects to the Take-Out Bank and MTL in light of the then prevailing market conditions. Additionally, if it shall be determined by the Take-Out Bank based on then prevailing market conditions that it is necessary and advisable to sell Take-Out Securities in an aggregate principal amount in excess of the principal amount of the Bridge Loan then outstanding, MTL shall sell Take-Out Securities in the aggregate principal amount recommended by the Take-Out Bank, provided, that (i) in no event will MTL be required to sell Take-Out Securities pursuant to this sentence in an aggregate principal amount in excess of $70.0 million and (ii) the proceeds from the sale of Take-Out Securities in an aggregate principal amount in excess of the aggregate principal amount of the Bridge Loan then outstanding shall be applied to the prepayment of loans under the Bank Financing.

     Further, the Financing Documentation shall provide that if it shall be determined by the Take-Out Bank based on then prevailing market conditions that it is necessary and advisable to sell the Take-Out Securities with an equity component, MTL shall issue (x) warrants with a nominal exercise price to purchase common equity pursuant to clause (iii) of the section entitled "Additional Fees" contained in the Term Sheet and (y) common equity (or, at the request of the Take-Out Bank warrants with a nominal exercise price to purchase common equity) pursuant to clauses (iv), (v), (vi) and (vii) of the section entitled "Additional Fees" contained in the Term Sheet, in each case to the purchasers of the Take-Out Securities in such amount as is necessary in order for MTL to receive net proceeds from the sale of the Take-Out Securities in an amount sufficient to repay the Bridge Loan or the Term Loan, as the case may be, after taking into account the prevailing market conditions; provided that in no event will MTL be required to issue common equity (or warrants to purchase common equity) representing more than 5.0% of the fully diluted common equity of MTL pursuant to this sentence and clauses (iii), (iv), (v), (vi) and (vii) of the section entitled "Additional Fees" contained in the Term Sheet.

     Section 5.  Indemnification and Contribution.  You agree to indemnify each
                 --------------------------------
Arranger, each of its affiliates and each person in control of such Arranger and each of its affiliates and the respective officers, directors, employees, agents and representatives of each Arranger and its affiliates and control persons, as provided in the Indemnity Letter, dated the date hereof (the "Indemnity Letter"). All of your obligations contained in this letter shall remain effective until Financing Documentation is executed by MTL and the Lenders and thereafter you shall be released from your obligations under this letter and only those obligations of MTL and its subsidiaries contained in the Financing Documentation shall have any force or effect.

     Section 6.  Fees and Expenses.  You agree to pay, or to cause MTL to pay,
                 -----------------
to BTNY and CSFB a non-refundable cash commitment fee (the "Bridge Commitment Fee") in an amount equal to 1.00% of the total commitment hereunder (i.e., $60.0 million), such fee to be (i) payable upon the closing of the Recapitalization or similar transaction (or series of transactions) involving you and/or your affiliates on the one hand and MTL and/or its affiliates on the other hand, (ii) paid 50% to BTNY and 50% to CSFB, (iii) in addition to and not creditable against any other fees payable to BTNY, CSFB or any of their respective affiliates pursuant to any other agreements or for acting in any other capacities and (iv) retained and/or distributed by BTNY and CSFB in such manner as BTNY and CSFB shall determine in their sole discretion.

     In addition to the Bridge Commitment Fee and any other fees that may be payable to the Arrangers hereunder and in the event that the transactions contemplated by this letter are consummated, the Bridge Loan is made available and the Financing Documentation is executed and delivered, you (or MTL, in the event the Financing Documentation is executed) shall reimburse the Lenders for all reasonable fees and disbursements of legal counsel and consultants, including but not limited to the reasonable fees and disbursements of Cahill, Gordon & Reindell, the Lenders' special counsel, and all of the Lenders' travel and other reasonable out-of-pocket expenses incurred in connection with the Transaction or otherwise arising out of the Lenders' commitments hereunder; provided, however, that in the event you or any of your affiliates receives any termination fee or expense reimbursement payable as a result of termination of the definitive agreements relating to the Recapitalization, you shall reimburse from the aggregate amount of such termination fee and expense reimbursement so received each Arranger's and its affiliates' reasonable expenses on a pro rata basis with all others (including you and your affiliates) claiming expenses in connection with the transactions described herein.

     Section 7.  Termination.  Each Arranger's commitment hereunder to provide
                 -----------
50% of the Bridge Loan shall terminate, unless expressly agreed to by the Lenders in their sole discretion to be extended to another date, on the earlier of (A) June 30, 1998 if the Bridge Loan has not been funded; (B) the termination of the agreement to consummate the Recapitalization in accordance with the terms of such agreement and (C) immediately after the making of the Bridge Loan on the Closing Date. No such termination of such commitment shall affect your obligations under Sections 5 and 6 hereof or this Section 7, which shall survive any such termination.

     Section 8.  Assignment.  This letter shall not be assignable by any party
                 ----------
hereto without the prior written consent of the other parties (other than, in the case of either Arranger, to an affiliate of such Arranger, it being understood that any such affiliate shall be subject to the restrictions set forth in this Section 8); provided, that the Arrangers shall have the right, in their sole discretion to syndicate the Bridge Loan among banks or other financial institutions pursuant to the Financing Documentation or otherwise and to sell, transfer or assign all or any portion of, or interests or participations in, the Bridge Loan and any notes issued in connection therewith.

     Section 9.  Confidentiality.  This letter is confidential and until such
                 ---------------
time as you have accepted this letter as provided in the last paragraph below, shall not be disclosed by you to any person other than Apollo and your and its accountants, attorneys and, to the extent approved by the Arrangers, other advisors, and then only on a confidential basis and in connection with the Transaction and other related transactions contemplated herein. Additionally, you may make such disclosures of this letter as are required by law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, it being understood that in such event you shall first give each Arranger prior written notice thereof. If this letter agreement is not accepted by you as provided in the final paragraph of this letter, you are to immediately return this letter (and copies hereof) to the undersigned.

     Section 10.  Miscellaneous.  THIS LETTER SHALL BE GOVERNED BY, AND
                  -------------
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES GOVERNING CONFLICTS OF LAWS, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE

RELATED TO THIS LETTER OR ANY MATTERS CONTEMPLATED HEREBY. This letter (including the provisions of the Indemnity Letter specifically incorporated herein) embodies the entire agreement and understanding among you, BTNY and CSFB and supersedes all prior agreements and understandings relating to the subject matter hereof. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

     Each Arranger reserves the right to employ the services of its affiliates (including BTAB and CSFBC, as the case may be) in providing services contemplated by this letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Arranger in such manner as such Arranger and such affiliates may agree in their sole discretion. You acknowledge that each Arranger may share with any of its affiliates (including BTAB and CSFBC, as the case may be) and such affiliates may share with such Arranger (in each case, subject to any confidentiality agreements applicable thereto), any information related to you and your affiliates, MTL and its subsidiaries (including information relating to creditworthiness), the Transaction or the financing therefor, provided that BTNY shall not share such information with BTAB in its capacity as financial advisor to MTL in connection with the Recapitalization and related transactions.

     If you are in agreement with the foregoing, please sign and return to BTNY and CSFB at our respective addresses set forth on the first page of this letter, the enclosed copy of this letter no later than 5:00 P.M., New York time, on February 24, 1998, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time.



                                      Very truly yours,

                                      BANKERS TRUST
                                       NEW YORK CORPORATION



                                      By /s/ Terrence Mogan
                                        ----------------------------------------
                                        Name:  Terrence Mogan
                                        Title:


                                      CREDIT SUISSE FIRST BOSTON



                                      By    /s/ Lori Sivaslian
                                        ----------------------------------------
                                        Name:  Lori Sivaslian
                                        Title: Director



                                      By /s/ G. David M. Maletta, II
                                         ---------------------------------------
                                         Name: G. David M. Maletta, II
                                         Title: Managing Director


Accepted and Agreed to this
10th day of February, 1998:


SOMBRERO ACQUISITION CORP.


By /s/ Joshua Harris
   ---------------------------------
   Name: Joshua Harris
   Title: President

                                                                       EXHIBIT A
                                                                       ---------



                      Bridge Loan and Term Loan Facility
                             Summary Term Sheet/1/
                      ---------------------------

Borrower:                MTL, Inc.

Guarantors:              Each of the Borrower's domestic subsidiaries on
                         the Closing Date and each other entity that guarantees the Bank Financing (all such subsidiaries and other entities, the "Guarantors").

Agents/Arrangers:        Bankers Trust New York Corporation ("BTNY") and
                         Credit Suisse First Boston ("CSFB").

Lenders: The Arrangers and such other lenders as are acceptable to the Arrangers and approved by the Borrower (such approval not to be unreasonably withheld).

Amount:                  $60.0 million senior subordinated bridge loan (the
                         "Bridge Loan").

Maturity:                The commitment shall automatically expire on June
                         30, 1998 if no portion of the Bridge Loan has been
                         funded.  Any outstanding amount under the Bridge
                         Loan will be required to be repaid in full on the
                         date which is the earlier of (a) the date
                         occurring one year following the Closing Date and
                         (b) the closing date of any permanent financing;
                         provided, that if the Borrower has failed to raise
                         permanent financing before the date set forth in
                         clause (a) above, the full amount of, if any,
                         Bridge Loan then outstanding shall be converted,
                         subject to the conditions outlined
-------------------

/1/ Capitalized terms used herein and not defined herein shall have the meanings provided in the bridge loan commitment letter to which this summary term sheet is attached (the "Bridge Loan Commitment Letter").

                                                                       EXHIBIT A
                                                                          Page 2

                         under "Conditions to Conversion of the Bridge Loan", to an unsecured senior subordinated term loan facility (the "Term Loan" and, collectively with the Bridge Loan, the "Facility") with a maturity on the tenth anniversary of the Closing Date.

Bridge Commitment Fee:   The Bridge Commitment Fee, payable upon the
                         Closing Date and as otherwise provided in the Bridge Loan Commitment Letter.

Additional Fees:         The Borrower will pay to BTNY and CSFB the following
                         additional fees, such fees to be allocated 50% to BTNY and 50% to CSFB: (i) upon the date of the funding of the Bridge Loan, a funding fee in cash equal to 1.5% of the total amount of the Bridge Loan so funded, (ii) on the date (the "Conversion Date") of the conversion of the Bridge Loan into the Term Loan as provided above under the heading "Maturity," a conversion fee (the
                         "Conversion Fee") in cash equal to 3.0% of the principal amount of the Bridge Loan so converted, (iii) on any date on and after the Closing Date and prior to the one year anniversary of the Closing Date, to the extent the Take-Out Bank has determined based on then prevailing market conditions that it is necessary and advisable to sell Take-Out Securities with an equity component, a fee, payable in warrants to purchase up to 5.0% of the outstanding common equity of the Borrower
                         (calculated on a fully diluted basis) (the "Warrants"), which Warrants shall (x) be exercisable at no or a nominal price and be in a form satisfactory to BTNY and CSFB, (y) be used by BTNY and CSFB to facilitate the syndication and/or refinancing of the Bridge Loan
                         (including by means of the sale of Take-Out Securities) and (z) shall, to the extent not utilized pursuant to immediately preceding clause (y), be returned to the Borrower for cancellation, (iv) upon the date occurring twelve months after the Closing Date and if the Bridge
                         Loan is

                                                                       EXHIBIT A
                                                                          Page 3

                         outstanding on such date, a fee, payable in common equity of the Borrower, in an amount equal to 25% of the remainder of (x) 5.0% less (y) the percentage of outstanding common equity of the Borrower (calculated on a fully diluted basis) which may be purchased with Warrants issued (and not returned) pursuant to clause
                         (iii) above (the "Warrant Take"), of the outstanding common equity of the Borrower (calculated on a fully diluted basis), (v) upon the date occurring fifteen months after the Closing Date and if the Term Loan is outstanding on such date, a fee, payable in common equity of the Borrower, in an amount equal to 25% of the remainder of (x) 5.0% less (y) the Warrant Take
                         less (z) the percentage of outstanding common equity of the Borrower payable pursuant to clause (iv) above, of the outstanding common equity of the Borrower (calculated on a fully diluted basis), (vi) upon the date occurring eighteen months after the Closing Date and if the Term Loan is outstanding on such date, a fee, payable in common equity of the Borrower, in an amount equal to 25% of the remainder of (x) 5.0% less
                         (y) the Warrant Take less (z) the percentage of outstanding common equity of the Borrower payable pursuant to clauses (iv) and (v) above, of the outstanding common equity of the Borrower (calculated on a fully diluted basis) and (vii) upon the date occurring twenty-one months after the Closing
                         Date and if the Term Loan is outstanding on such date,
                         a fee, payable in common equity of the Borrower, in an amount equal to 25% of the remainder of (x) 5.0% less
                         (y) the Warrant Take less (z) the percentage of outstanding common equity of the Borrower payable pursuant to clauses (iv), (v) and (vi) above, of the outstanding common equity of the Borrower (calculated on a fully diluted basis); provided that, at the election of BTNY or CSFB, (x) all or a portion of the common equity payable pursuant to clauses (iv), (v),
                         (vi) and (vii) above may be non-voting common equity which shall be convertible into
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                                                                       EXHIBIT A
                                                                          Page 4

                         voting common equity under circumstances specified by BTNY or CSFB, as the case may be, and (y) in the event any fee is payable pursuant to clause (iv), (v), (vi) or (vii) above, BTNY and/or CSFB may, in lieu of such common equity, receive warrants to purchase the relevant percentage of the outstanding common equity of the Borrower (calculated on a fully diluted basis) which shall be exercisable at no or a nominal price and be in a form satisfactory to BTNY or CSFB, as the case may be.

Use of Proceeds:         To finance the Recapitalization, to effect the
                         Refinancing and pay related fees and expenses.

Interest Rate:           The Bridge Loan and the Term Loan, as applicable, shall
                         bear interest at the rate per annum equal to three-month Treasury Rate, reset monthly, plus 5.375% per annum (the "Interest Rate") and such spread over the Treasury Rate shall automatically increase by 0.5% at the end of each period of three months after the Closing Date that the Bridge Loan or the Term Loan
                         (whether bearing interest at a fixed or floating rate), as the case may be, is outstanding; provided, however, that, subject to the provisions in the last paragraph of this subsection, the interest rate shall not exceed
                         14.0% per annum at any time. At any time on or after the date the Borrower converts the Bridge Loan to the Term Loan (the "Conversion Date"), the interest rate on the Term Loan shall, at the election of the Lenders, be converted to a fixed rate per annum equal to the Fixed
                         Rate. The "Fixed Rate" shall be a rate of interest per annum equal to 14.0%.

                         Interest on the Bridge Loan and the Term Loan shall be payable in cash on a quarterly basis; provided, however, that at such time as the Term Loan bears interest at the Fixed Rate, interest on the Term Loan shall be payable on a semi-annual basis. Interest on the Bridge Loan and the Term Loan will be paid in cash to the extent that the

                                                                       EXHIBIT A
                                                                          Page 5

                         combined sum of the interest on the Bridge Loan and the Term Loan is less than or equal to a rate per annum of 14.0%. To the extent that such combined sum is not paid in cash, it will be paid in debt securities having terms and provisions identical to the Bridge Loan or the Term Loan, as the case may be; provided, however, that in no event will the combined sum of interest (cash or otherwise) on the Bridge Loan and the Term Loan exceed 16.0% per annum.

Ranking: The obligations of the Borrower and the Guarantors in respect of the Bridge Loan will be a senior subordinated obligation of the Borrower and such Guarantors and will rank (i) except as set forth in clause (iii) below, pari passu with all other unsubordinated indebtedness of the Borrower or such Guarantor, as the case may be, (ii) senior to any subordinated indebtedness of the Borrower or such Guarantors, as the case may be and (iii) subordinated in right of payment to all senior indebtedness of the Borrower or such Guarantors, as the case may be, including the Bank Financing and any refinancing thereof and any interest rate protection agreements or similar obligations secured by the collateral securing the Bank Financing.

Optional Prepayment:     The Borrower may prepay the Bridge Loan or the Term
                         Loan, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon; provided, however, that at such time as the Term Loan bears interest at the Fixed Rate, the Term Loan shall be subject to redemption restrictions and premiums typical for high-yield debt securities.

Mandatory Prepayment:    Net proceeds of the Take-Out Securities, of the sales
                         of other senior subordinated or subordinated debt securities or, to the extent permitted pursuant to the terms of the Bank Financing, equity securities, in a public offering or private

                                                                       EXHIBIT A
                                                                          Page 6

                         placement by the Borrower or any of its subsidiaries and, to the extent permitted pursuant to the terms of the Bank Financing, of certain asset sales, shall be used to prepay the Bridge Loan plus accrued interest and any other amount payable thereunder to the full extent of net proceeds so received. Subject to the prior repayment of the loans under the Bank Financing or the consent of the lenders thereunder, the Borrower will be required to make an offer to purchase all notes outstanding under the Bridge Loan or the Term Loan, as the case may be, upon the occurrence of a Change of Control (to be defined).

Participation/Assignment
  or Syndication:        BTNY, CSFB and the other Lenders may participate out or
                         sell or assign, or syndicate to other lenders, the Bridge Loan or the Term Loan, in whole or in part, at any time, subject to compliance with applicable securities laws.

Conditions to Conversion
  of the Bridge Loan:    One year after the Closing Date, unless (A) the
                         Borrower or any of its significant subsidiaries is subject to a bankruptcy or other insolvency proceeding,
                         (B) there exists a payment default (whether or not matured) with respect to the Bridge Loan or the Conversion Fee or (C) there exists a default in the payment when due at final maturity of any indebtedness
                         (excluding the indebtedness under the Bridge Loan) of the Borrower or any of its subsidiaries in excess of an amount to be mutually agreed upon for any such default or all such defaults, or the maturity of such indebtedness shall have been accelerated, the Bridge
                         Loan shall automatically be converted into the Term
                         Loan; provided, however, that if an event described in clause (C) is continuing at the scheduled Conversion
                         Date but the applicable grace period, if any, set forth in the events of default provision of the Bridge Loan has not expired, the Conversion Date shall be deferred

                                                                       EXHIBIT A
                                                                          Page 7

                         until the earlier to occur of (i) the cure of such event or (ii) the expiration of any applicable grace period.

Debt Security Exchange:  The Lenders may at any time after the Conversion Date require that the Borrower exchange the Term Loan for an equal principal amount of long-term notes which shall bear interest at the Fixed Rate and shall have similar terms and conditions to high yield debt securities issued for cash in the then prevailing market and acceptable to the Lenders and the Borrower and shall in addition provide customary registration rights, including, without limitation, a registered exchange offer or, if not permitted by applicable law to effect an exchange offer, demand registrations.

Covenants:               The Financing Documentation will contain customary
                         affirmative and negative covenants, including, without limitation, restrictions on the ability of the Borrower and its subsidiaries to incur additional indebtedness, pay certain dividends and make certain other restricted payments and investments, impose restrictions on the ability of the Borrower's subsidiaries to pay dividends or make certain payments to the Borrower, create liens, enter into transactions with affiliates, and merge, consolidate or transfer substantially all of their respective assets. Further, during the term of the Bridge Loan, the covenants may be more restrictive than the covenants applicable to the Term Loan and will include additional prohibitive covenants relating to asset sales, certain acquisitions, certain debt incurrences and certain other corporate transactions.
                         All covenants contained in the Financing Documentation will be consistent with and permitted by the Bank
                         Documents.

Representations and
Warranties:              Customary for transactions of this type.

                                                                       EXHIBIT A
                                                                          Page 8

Conditions Precedent:     Customary for transactions of this type,
                          including, without limitation, those set forth in
                          Section 3 of the Bridge Loan Commitment Letter.

Events of Default:        Customary for transactions of this type, including,
                          without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, cross acceleration of and failure to pay at final maturity certain other indebtedness, subject to, in certain cases, notice and grace provisions.

Governing Law and Forum:  The State of New York.

Indemnification and
 Expense Reimbursement:   Customary for transactions of this type.